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Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-116543

PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 4, 2004)

deCODE genetics, Inc.

3.5% Senior Convertible Notes Due 2011
and
Shares of Common Stock Issuable Upon Conversion of the Notes

        The prospectus dated October 4, 2004 is hereby supplemented as follows to restate, in its entirety, the "Selling Securityholders" section on pages 20–26 of the prospectus.

The date of this prospectus supplement is November 5, 2004.

SELLING SECURITYHOLDERS

        We originally issued the notes in a private placement that closed on April 14, 2004. The initial purchasers of the notes have advised us that any notes they transferred were resold in transactions exempt from the registration requirements of the Securities Act to qualified institutional buyers, as defined in Rule 144A of the Securities Act. Selling securityholders may offer and sell the notes and/or shares of common stock issuable upon conversion of the notes pursuant to this prospectus.

        The following table sets forth information as of October 21, 2004 about the principal amount of notes and the underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus.

        Except as indicated in the table below, the selling securityholders have represented to us that they are not, nor are they affiliated with, a registered broker-dealer.

Name and Address of Selling Securityholder	Principal Amount of Notes Beneficially Owned that May be Sold	Percentage of Notes Outstanding	Number of Underlying Shares of Common Stock that May be Sold(1)	Percentage of Common Stock Outstanding(2)
Allstate Insurance Company(3) 3075 Sanders Rd. Suite G6B Northbrook, IL 60062	2,000,000	1.3%	142,857	*
ATSF—Transamerica Convertible Securities(4) 1150 South Olive Street Suite 2700 Los Angeles, CA 90015	6,750,000	4.5%	482,143	*
Aviator Master Fund 599 Lexington Ave. S-2770 New York, NY 10022	2,749,000	1.8%	196,357	*
Aviator Over Seas II 599 Lexington Ave. S-2770 New York, NY 10022	251,000	*	17,928	*
Barclays Global Investors Equity Hedge Fund II(5) c/o Standard Pacific Capital, LLC 101 California St. 36th Floor San Francisco, CA 94111	52,000	*	3,714	*
Basso Multi-Strategy Holding Fund Ltd. c/o M&C Corporate Services Ltd. P.O. Box 309GT Ugland House South Church Street, George Town Grand Cayman, Cayman Islands	2,495,000	*	124,642	*
B.C. McCabe Foundation c/o Lord Abbett & Co. 90 Hudson Street 10th Floor Jersey City, NJ 07302	175,000	*	12,500	*

City of Shreveport (LA) Employee Retirement Systems c/o Lord Abbett & Co. 90 Hudson Street 10th Floor Jersey City, NJ 07302	200,000	*	14,286	*
Commissioners of the Land Office c/o Lord Abbet & Co. 90 Hudson Street 10th Floor Jersey City, NJ 07302	800,000	*	57,142	*
DBAG London(6) 1251 Avenue of the Americas 26th Floor New York, NY 10020	627,000	*	44,785	*
DKR Saturn Event Driven Holding Fund Ltd. c/o DKR Capital Partners LP 29 Richmond Road Pembroke HM08 Bermuda	4,000,000	2.7%	285,714	*
DKR Saturn Multi-Strategy Holding Fund Ltd. c/o DKR Capital Partners LP 29 Richmond Road Pembroke HM08 Bermuda	4,000,000	2.7%	285,714	*
DKR SoundShore Strategic Holding Fund Ltd. c/o DKR Capital Partners LP 29 Richmond Road Pembroke HM08 Bermuda	500,000	*	35,714	*
The Drake Offshore Master Fund, Ltd c/o Drake Management 660 Madison Ave, 16th Floor New York, NY 10021	17,000,000	11.33%	1,214,285	2.2%
Fidelity Puritan Trust: Fidelity Balanced Fund(7) 82 Devonshire Street MZ E31C Boston, MA 02109	1,000,000	*	71,428	*
Hourglass Master Trust Fund, Ltd. 505 Park Avenue, 5th Floor New York, NY 10022	4,250,000	2.8%	303,571	*
INDEX—Transamerica Convertible Securities Fund(8) 1150 South Olive Street Suite 2700 Los Angeles, CA 90015	3,250,000	2.2%	232,143	*

Intl. Truck & Engine Corp. Non Contributory Retirement Plan Trust c/o Lord Abbett & Co. 90 Hudson Street 10th Floor Jersey City, NJ 07302	1,125,000	*	80,357	*
Intl. Truck & Engine Corp. Retirement Plan for Salaried Employee's Trust c/o Lord Abbett & Co. 90 Hudson Street 10th Floor Jersey City, NJ 07302	975,000	*	69,642	*
JMG Capital Partners, LP c/o JMG Triton Offshore Fund, Ltd. 1999 Avenue of the Stars, Suite 2530 Los Angeles, CA 90067	8,700,000	5.8%	621,428	1.1%
JP Morgan Securities Inc.(9) 500 Stanton Christiana Road Newark, DE 19713	4,573,000	3.0%	326,642	*
KBC Convertible Mac28 Fund(10) 140 East 45 Street 2 Grand Central Tower 33rd Floor New York, NY 10017	490,000	*	35,000	*
KBC Convertible Opportunities Fund(11) 140 East 45 Street 2 Grand Central Tower 33rd Floor New York, NY 10017	5,930,000	4.0%	423,572	*
KBC Financial Products (Cayman Islands) Ltd.(12) 140 East 45 Street 2 Grand Central Tower 42nd Floor New York, NY 10017-3144	2,500,000	1.7%	178,571	*
KBC Financial Products USA, Inc.(13) 140 East 45 Street 2 Grand Central Tower 42nd Floor New York, NY 10017-3144	3,469,000	2.3%	247,785	*
KBC Multi Strategy Arbitrage Fund(14) 140 East 45 Street 2 Grand Central Tower 33rd Floor New York, NY 10017	7,080,000	4.7%	505,715	*
KeySpan Foundation c/o Lord Abbett & Co. 90 Hudson Street 10th Floor Jersey City, NJ 07302	80,000	*	5,714	*

KeySpan Insurance Company c/o Lord Abbett & Co. 90 Hudson Street 10th Floor Jersey City, NJ 07302	125,000	*	8,928	*
Lehman Brothers, Inc.(15) 745 Seventh Ave. 16th Floor New York, NY 10019	26,300,000	17.5%	1,878,572	3.3%
Lord Abbett Investment Trust—LA Convertible Fund c/o Lord Abbett & Co. 90 Hudson Street 10th Floor Jersey City, NJ 07302	2,125,000	1.4%	151,785	*
Morgan Stanley Convertible Securities Trust(16) 1221 Avenue of the Americas 35th Floor New York, NY 10020	2,000,000	1.3%	142,857	*
National Bank of Canada(17) c/o Putnam Lovell NBF Securities Inc. 65 East 55th Street New York, NY 10022	2,000,000	1.3%	142,857	*
National Fuel & Gas Company Retirement Plan c/o Lord Abbett & Co. 90 Hudson Street 10th Floor Jersey City, NJ 07302	550,000	*	39,285	*
Oxford, Lord Abbett & Co. c/o Lord Abbett & Co. 90 Hudson Street 10th Floor Jersey City, NJ 07302	2,000,000	1.3%	142,857	*
Piper Jaffray & Co.(18) 345 California St. Suite 2200 San Francisco, CA 94104	4,000,000	2.7%	285,714	*
Relay 3 Asset Holding Co. Limited c/o Standard Pacific Capital, LLC 101 California St. 36th Floor San Francisco, CA 94111	25,000	*	1,785	*
Ritchie Beech Trading, Ltd. 505 Park Avenue, 5th Floor New York, NY 10022	750,000	*	53,571	*

Sagamore Hill Hub Fund, Ltd. 10 Glenville Street Third Floor Greenwich, CT 06831	1,000,000	*	71,428	*
Scorpion Offshore Investment Fund, Ltd. c/o Standard Pacific Capital, LLC 101 California Street 36th Floor San Francisco, CA 94111	220,000	*	15,714	*
SP Holdings Ltd. c/o Standard Pacific Capital, LLC 101 California Street 36th Floor San Francisco, CA 94111	55,000	*	3,928	*
Standard Global Equity Partners, L.P. c/o Standard Pacific Capital, LLC 101 California Street 36th Floor San Francisco, CA 94111	812,000	*	58,000	*
Standard Global Equity Partners II, L.P. c/o Standard Pacific Capital, LLC 101 California Street 36th Floor San Francisco, CA 94111	37,000	*	2,642	*
Standard Global Equity Partners SA, L.P. c/o Standard Pacific Capital, LLC 101 California Street 36th Floor San Francisco, CA 94111	442,000	*	31,571	*
Standard Pacific Capital Offshore Fund, Ltd. c/o Standard Pacific Capital, LLC 101 California Street 36th Floor San Francisco, CA 94111	3,250,000	2.2%	232,143	*
Standard Pacific MAC 16 Ltd. c/o Standard Pacific Capital, LLC 101 California Street 36th Floor San Francisco, CA 94111	162,000	*	11,571	*
Sunrise Partners Limited Partnership(19) Two American Lane Greenwich, CT 06836-2571	1,500,000	1.0%	107,142	*
TCW Group, Inc. 865 South Figueroa St. Suite 1800 Los Angeles, CA 90017	3,000,000	2.0%	214,285	*

Tenor Opportunity Master Fund, Ltd. 65 East 55th Street New York, NY 10022	2,200,000	1.5%	157,142	*
Total Fina Elf Finance USA, Inc. c/o Lord Abbett & Co. 90 Hudson Street 10th Floor Jersey City, NJ 07302	320,000	*	22,857	*
Van Kampen Harbor Fund(20) c/o Van Kampen Asset Management 2800 Post Oak Blvd. Houston, TX 77056	3,000,000	2.0%	214,285	*
Vermont Mutual Insurance Company c/o Lord Abbett & Co. 90 Hudson Street 10th Floor Jersey City, NJ 07302	175,000	*	12,500	*
Vicis Capital Master Fund c/o Vicis Capital LLC 25 East 78 Street New York, NY 10021	350,000	*	25,000	*
Victus Capital, LP(21) 25 East 78 Street New York, NY 10021	1,400,000	*	100,000	*
Wachovia Securities International Ltd.(22) 201 S. College St. NC 0601 Charlotte, NC 28288	5,750,000	3.8%	410,714	*
Unnamed holders of notes or any future transferees, pledges, donees or successors of or from any such unnamed holder(23)	1,431,000	1.0%	102,214	*

*
Less than 1%.

(1)
Assumes conversion of all of the holder's notes at a conversion rate of 71.4286 shares of common stock per $1,000 principal amount of the notes. However, this conversion rate will be subject to adjustment as described under "Description of Notes—Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Calculated based on shares of common stock outstanding as of October 21, 2004. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3)
Allstate Insurance Company is an affiliate of AFD, Inc., Allstate Distributors, LLC, ALFS, Inc., Allstate Financial Services, LLC, and Allstate Assurance Company, each a registered broker-dealer. Allstate Insurance Company has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the notes or the common stock issuable upon conversion of the notes held by it.

(4)
ATSF—Transamerica Convertible Securities is an affiliate of AEGON, N.V. which is an affiliate of one or more registered broker-dealers. ATSF—Transamerica Convertible Securities has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the note or the common stock issuable upon conversion of the notes held by it.

(5)
Barclays Global Investors Equity Hedge Fund II is an affiliate of Barclays Capital, a registered broker-dealer. Barclays Global Investors Equity Hedge Fund II has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the notes or the common stock issuable upon conversion of the notes held by it.

(6)
DBAG London is an affiliate of Deutsche Bank Securities, Inc., a registered broker-dealer. DBAG London has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the notes or the common stock issuable upon conversion of the notes held by it.

(7)
Fidelity Puritan Trust: Fidelity Balanced Fund is an affiliate of Fidelity Brokerage Services LLC, National Financial Services, LLC, Fidelity Distributors Corporation, Fidelity Investments Institutional Services Company Inc. and REDIBook ECN LLC, each a registered broker-dealer. Fidelity Puritan Trust: Fidelity Balanced Fund has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the notes or the common stock issuable upon conversion of the notes held by it.

(8)
INDEX—Transamerica Convertible Securities Fund is an affiliate of AEGON, N.V. which is an affiliate of one or more registered broker-dealers. INDEX—Transamerica Convertible Securities Fund has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the note or the common stock issuable upon conversion of the notes held by it.

(9)
JP Morgan Securities, Inc. is a registered broker-dealer. JP Morgan Securities, Inc. has represented that it did not obtain the notes held by it as compensation for services. As a registered broker dealer, JP Morgan Securities, Inc. is an underwriter in this offering and has all the responsibilities and liabilities associated with underwriters under the relevant securities laws.

(10)
KBC Convertible Mac28 Fund is an affiliate of KBC Financial Products USA, Inc., a registered broker-dealer. KBC Convertible Mac28 Fund has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the note or the common stock issuable upon conversion of the notes held by it.

(11)
KBC Convertible Opportunities Fund is an affiliate of KBC Financial Products USA, Inc., a registered broker-dealer. KBC Convertible Opportunities Fund has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the note or the common stock issuable upon conversion of the notes held by it.

(12)
KBC Financial Products (Cayman Islands) Ltd. is an affiliate of KBC Financial Products USA, Inc., a registered broker-dealer. KBC Financial Products (Cayman Islands) Ltd. has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the notes or the common stock issuable upon conversion of the notes held by it.

(13)
KBC Financial Products USA, Inc. is a registered broker-dealer. KBC Financial Products USA, Inc. has represented that it did not obtain the notes held by it as compensation for services. As a registered broker dealer, KBC Financial Products USA, Inc. is an underwriter in this offering and has all the responsibilities and liabilities associated with underwriters under the relevant securities laws.

(14)
KBC Multi Strategy Arbitrage Fund is an affiliate of KBC Financial Products USA, Inc., a registered broker-dealer. KBC Multi Strategy Arbitrage Fund has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the note or the common stock issuable upon conversion of the notes held by it.

(15)
Lehman Brothers, Inc. is a registered broker-dealer. Lehman Brothers, Inc. has represented that it did not obtain the notes held by it as compensation for services. As a registered broker dealer, Lehman Brothers, Inc. is an underwriter in this offering and has all the responsibilities and liabilities associated with underwriters under the relevant securities laws.

(16)
Morgan Stanley Convertible Securities Trust is managed by Morgan Stanley Advisors, which is an affiliate of Morgan Stanley & Co., a registered broker-dealer. Morgan Stanley Convertible Securities Trust has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the notes or the common stock issuable upon conversion of the notes held by it.

(17)
National Bank of Canada is an affiliate of Putnam Lovell, a registered broker-dealer. National Bank of Canada c/o Putnam Lovell NBF Securities Inc. has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the notes or the common stock issuable upon conversion of the notes held by it.

(18)
Piper Jaffray & Co. is a registered broker-dealer. Piper Jaffray & Co. has represented that it did not obtain the notes held by it as compensation for services. As a registered broker dealer, Piper Jaffray & Co. is an underwriter in this offering and has all the responsibilities and liabilities associated with underwriters under the relevant securities laws.

(19)
Sunrise Partners Limited Partnership is an affiliate of Paloma Securities L.L.C., a registered broker-dealer. Sunrise Partners Limited Partnership has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the notes or the common stock issuable upon conversion of the notes held by it.

(20)
Van Kampen Harbor Fund is a registered broker-dealer. Van Kampen Harbor Fund has represented that it did not obtain the notes held by it as compensation for services. As a registered broker dealer, Van Kampen Harbor Fund is an underwriter in this offering and has all the responsibilities and liabilities associated with underwriters under the relevant securities laws.

(21)
Victus Capital, LP is an affiliate of H.C. Wainwright & Co., registered broker-dealer. Victus Capital, LP has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the notes or the common stock issuable upon conversion of the notes held by it.

(22)
Wachovia Securities International, LTD is a registered broker-dealer. Wachovia Securities International, LTD has represented that it did not obtain the notes held by it as compensation for services. As a registered broker dealer, Wachovia Securities International, LTD is an underwriter in this offering and has all the responsibilities and liabilities associated with underwriters under the relevant securities laws. Wachovia Securities International, LTD is also an affiliate of Wachovia Capital Markets LLC, a registered broker-dealer. Wachovia Securities International, LTD has represented that (i) it purchased the notes held by it in the ordinary course of business, and (ii) at the time of the purchase it had no agreements or understandings with any other person to distribute the notes or the common stock issuable upon conversion of the notes held by it.

(23)
Information about other selling securityholders will be set forth in prospectus supplements or amendments to this prospectus, if required.

        We prepared this table based on the information supplied to us by the selling securityholders named in the table, and we have not sought to verify such information. No selling securityholder has indicated that it has held any position or office or had any other material relationship with us or our affiliates (other than, with respect to the initial purchasers, the purchase of the notes from us) during the past three years. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information is presented in the above table. Information about the selling securityholders may change over time. Any changed information supplied to us will be set forth in prospectus supplements or amendments to this prospectus.

        Because the selling securityholders may offer all of some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution." The above table assumes that the selling securityholders do not beneficially own any shares of common stock other than those issuable upon conversion of the notes, and therefore does not reflect any shares of common stock that the selling securityholders may have acquired, or may in the future acquire, through privately negotiated transactions, open market purchases, or by means of any other method of transfer.

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SELLING SECURITYHOLDERS